Exhibit 99.4

CONSENT OF LONG AI MING (AKA MRS. LEE AI MING)

HomesToLife Ltd (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: July 10, 2024

/s/ Long Ai Ming (aka Mrs. Lee Ai Ming)
Long Ai Ming (aka Mrs. Lee Ai Ming)